Exhibit 99.1

Investor Relations Contact
Michelle Ahlmann, 650.603.5200

Public Relations Contact
Dave Peterson, 650.603.5200

MERCURY INTERACTIVE CORPORATION AMENDS CONSENT SOLICITATIONS FROM

CONVERTIBLE NOTE HOLDERS

MOUNTAIN VIEW, CALIF., — OCTOBER 19, 2005— Mercury Interactive Corporation (“Mercury”) previously announced that it is soliciting consents from the holders of its $300 million aggregate principal amount of 4.75% Convertible Subordinated Notes due 2007 (the “2007 Notes”) and from the holders of its $500 million aggregate principal amount of Zero Coupon Senior Convertible Notes due 2008 (the “2008 Notes”). In each case, Mercury is requesting a limited waiver, until March 31, 2006, of any default or event of default arising from Mercury’s failure to file with the Securities and Exchange Commission and furnish to the holders of notes, those reports required to be filed under the Securities Exchange Act of 1934. Mercury announced today that it is amending the terms of the consent solicitations and extending the expiration dates thereof. Mercury is offering holders of the 2007 Notes a consent fee of $25.00 for each $1,000 principal amount of 2007 Notes. Mercury is offering holders of the 2008 Notes an optional put right pursuant to which Mercury shall be required to repurchase the 2008 Notes, at the option of the holder, on November 30, 2006 at a repurchase price equal to 107.25% of the principal amount. The put right will be effected pursuant to a supplement to the indenture governing the 2008 Notes. The amended offers supersede the October 7, 2005 offers.

The consent solicitations will expire at 5:00 p.m., Eastern Standard Time in the United States, on October 25, 2005, unless extended. Holders of 72.2% of the outstanding aggregate principal amount of 2007 Notes have either submitted letters of consent or entered into written agreements with Mercury pursuant to which they have agreed to deliver executed letters of consent on or prior to the consent expiration date. Holders of 59.5% of the outstanding aggregate principal amount of 2008 Notes have entered into written agreements with Mercury pursuant to which they have agreed to deliver executed letters of consent on or prior to the consent expiration date.

Holders may tender their consents to the Tabulation Agent at any time before the expiration date. Mercury has retained MacKenzie Partners, Inc. to serve as its Tabulation Agent for the consent solicitation. Questions concerning the terms of the consent solicitation and requests for documents should be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Attention: Jeanne Carr or Simon Coope, (212) 929-5500 (call collect) or (800) 322-2885 (toll-free). Mercury has also retained Chanin Capital Partners as a financial advisor for the consent process.

Mercury Interactive Corporation Amends Consent Solicitations from Convertible Note Holders

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation of the holders of the 2007 Notes is being made solely pursuant to the Consent Solicitation Statement dated October 7, 2005, as amended by the Supplement to the Consent Solicitation Statement dated October 19, 2005, and the corresponding Letter of Consent. The solicitation of the holders of the 2008 Notes is being made solely pursuant to Amendment No. 1 to the Consent Solicitation Statement dated October 19, 2005 and Amendment No. 1 to the corresponding Letter of Consent. Notwithstanding Mercury’s intention to seek waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

ABOUT MERCURY

Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

FORWARD LOOKING STATEMENTS

The press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance, as well as Mercury’s future business prospects and product and service offerings. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among other things: 1) the results of the Special Committee investigation, 2) expectations as to the timing of the completion of the Special Committee investigation, the Company’s review, restatement and filing of its historical financial statements and the filing of its Form 10-Q for the second and third quarters of fiscal year 2005, 3) the impact related to the expensing of stock options and stock purchases under Mercury’s employee stock purchase program under Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 4) the possibility that the trustee for the Notes or the holders of at least 25% of the outstanding principal amount of the Notes may, following expiration of a 60 day cure period, cause acceleration of repayment of the entire principal amount and accrued interest on the Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the possibility that Company will not file its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 and all required restated and other financial statements for previous periods and that the Nasdaq Listing

Mercury Interactive Corporation Amends Consent Solicitations from Convertible Note Holders

Qualifications Panel may not grant the Company’s request for a further extension to regain compliance with Nasdaq listing qualifications, in which case the Company’s common stock would be delisted from the Nasdaq National Market, and 7) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of October 19, 2005, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com